Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2013, relating to the consolidated financial statements and financial statement schedule of Apollo Commercial Real Estate Finance, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Apollo Commercial Real Estate Finance, Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York April 17, 2013